For Immediate Release

Augusta, Georgia

October 27, 2006

GEORGIA-CAROLINA BANCSHARES, INC.

ANNOUNCES THIRD QUARTER RESULTS

Patrick G. Blanchard, President & CEO of Georgia-Carolina Bancshares, Inc., the parent company of First Bank of Georgia, announced today the Company's financial results for the third quarter and nine months ended September 30, 2006.

The Company announced significant growth in total consolidated assets through nine months that now total $407 million, up 17% from total consolidated assets as of December 31, 2005 of $349 million.

According to Blanchard, this growth in assets comes from an 8.3% increase in commercial loans and a 52.7% increase in mortgage loans held for resale. The commercial loan portfolio of the bank reached a level of $264,784,000 as of September 30, 2006, an 8.3% increase over total commercial loans of $244,555,000 as of December 31, 2005. Mortgage loans held for resale totaled $61,146,000 at September 30, 2006 as compared to $40,064,000 as of December 31, 2005.

The book value of Georgia-Carolina Bancshares, Inc. common stock has increased by 8.0% through nine months to $9.21 as of September 30, 2006.

The Company further reported consolidated net income for the third quarter of 2006 of $682,000, a decrease of 28.4% as compared to the consolidated net income for the third quarter of 2005 of $952,000. Although the Company reported a 3.8% increase in net interest income for the third quarter of 2005 of $118,000, gain on sale of mortgage loans declined $561,000 or 21%.

Net interest income after provision for loan losses was $2,982,000 as of September 30, 2006 compared to $2,750,000 as of September 30, 2005.

The Company further reported diluted earnings per share of $.19 for the third quarter of 2006 compared to $.27 as of the third quarter of 2005.

Return on average assets for the quarter ended September 30, 2006 was .72% compared to return on average assets of 1.04% for the same period of 2005. Return on average equity for quarter ended September 30, 2006 was 8.90% compared to return on average equity for the third quarter of 2005 of 13.97%.

"Further, the operational expenses of the new Main Office and the expensing of stock options continued to negatively impact consolidated net income. However, the new Main Office of the bank continues to provide new loans, new deposits and income that exceed the budget for the year," stated Remer Y. Brinson III, President & CEO, First Bank of Georgia.

"The healthy growth in commercial loans and mortgage loans held for resale continue to provide positive effects on the balance sheet and the income and expense statement," Brinson further stated.

Although gain on sale of mortgage loans has declined since 2004, the bank has developed a reliable and consistent income stream from First Bank Mortgage and the Bank's Construction Loan Department.

Georgia-Carolina Bancshares' common stock is quoted on the Over-The-Counter Bulletin Board under the symbol GECR.

The closing price of the stock on the Over-The-Counter Bulletin Board was $16.30 on October 20, 2006.

Georgia-Carolina Bancshares, Inc. is a bank holding company with $407 million in assets as of September 30, 2006. The Company owns First Bank of Georgia, which conducts bank operations through offices in Augusta, Columbia County and Thomson, Georgia.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock for the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the Company's principal contact.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

For additional information, please contact Mr. Patrick G. Blanchard, President & CEO at (706) 731-6600.